Exhibit 99.1

Axcella Announces Alison D. Schecter, M.D., as President of R&D

Experienced biopharma leader to oversee research, candidate development, clinical and regulatory functions

Cambridge, Mass., MARCH 3, 2021 – Axcella (Nasdaq: AXLA), a clinical-stage biotechnology company pioneering a new approach to treat complex diseases and improve health using endogenous metabolic modulator (EMM) compositions, today announced the appointment of Alison D. Schecter, M.D., as the company’s President of Research and Development. In this role, Dr. Schecter will oversee all of the company’s research, product candidate design, clinical and regulatory efforts. Additionally, Manu Chakravarthy, M.D., Ph.D., has decided to step down as the company’s Chief Medical Officer to pursue another opportunity.

“We are excited to welcome Alison to Axcella and view her unique skillsets as a great match for our innovative, efficient and highly informative development model. Her impressive experience across the drug development lifecycle will be valuable as we enter late-stage development with our lead candidates and execute our pipeline expansion plans,” said Bill Hinshaw, President and Chief Executive Officer of Axcella. “On behalf of Axcella’s employees and board, I would like to extend our appreciation to Manu for his collaboration and many contributions over the past few years, culminating in the finalization of our AXA1125 IND submission and clearance of our AXA1665 IND. We wish him the very best in his new venture.”

Dr. Schecter brings more than 20 years of R&D, clinical and regulatory experience to Axcella. Previously, she served as Chief Medical Officer at Selecta Biosciences, Inc. and Global Project Head, Rare Diseases at Sanofi-Genzyme. Prior to this, Dr. Schecter was Global Program Head at Baxalta, where she was instrumental in obtaining multinational approvals for Adynovate and advancing the company’s other hemophilia candidates. Earlier, she held roles of increasing responsibility in translational medicine, cardiovascular and metabolism product innovation at the Northeast J&J Innovation Center and the Novartis Institutes of Biomedical Research (NIBR). Dr. Schecter started her career in academia as Associate Professor in Immunology and Medicine and co-founder and co-director of the Cardiovascular Research Institute at the Icahn School of Medicine at Mount Sinai. She is a boarded cardiologist and internist who completed an Internal Medicine residency at The Johns Hopkins Hospital, a Cardiology fellowship at Massachusetts General Hospital and a Research Fellowship at Mount Sinai School of Medicine. Dr. Schecter earned her medical degree from SUNY Downstate Health Sciences University.

“With strong clinical data, recent regulatory milestones and a plethora of R&D opportunities afforded by its unique platform, I could not be more excited to take on this role at Axcella,” said Dr. Schecter. “I am looking forward to working with the team as we strive to improve the lives of patients with complex diseases utilizing novel EMM compositions.”

Dr. Chakravarthy said, “My time at Axcella has been extremely gratifying as we were able to pioneer a new class of multi-targeted therapeutic candidates, demonstrate their potential, replicate our findings in multiple clinical studies, and advance two liver disease candidates into Phase 2/2b trials within 4 years of their design. It has been a privilege to be a part of this organization, and I am looking forward to helping ensure a smooth transition as Axcella enters its next exciting phase of development.”

Internet Posting of Information

Axcella uses its website, www.axcellahealth.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the company’s website in the “Investors and News” section. Accordingly, investors should monitor this portion of the company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

About Axcella

Axcella is a clinical-stage biotechnology company pioneering a new approach to treat complex diseases and improve health using endogenous metabolic modulator (EMM) compositions. The company’s product candidates are comprised of EMMs and their derivatives that are engineered in distinct combinations and ratios to simultaneously impact multiple biological pathways. Axcella’s pipeline includes lead therapeutic candidates for non-alcoholic steatohepatitis (NASH) and the reduction in risk of overt hepatic encephalopathy (OHE) recurrence. For more information, please visit www.axcellahealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the company’s ability to progress into late-stage development with its lead candidates and execute its pipeline expansion plans. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the potential impact of COVID-19 on the company’s ability to conduct and complete its ongoing or planned clinical studies and clinical trials in a timely manner or at all due to patient or principal investigator recruitment or availability challenges, clinical trial site shutdowns or other interruptions and potential limitations on the quality, completeness and interpretability of data the company is able to collect in its planned clinical trials of AXA1665 and AXA1125, other potential impacts of COVID-19 on the company’s business and financial results, including with respect to its ability to raise additional capital and operational disruptions or delays, changes in law, regulations, or interpretations and enforcement of regulatory guidance, whether data readouts support the company’s clinical trial initiation plans and timing, clinical trial design and target indications for AXA1665 and AXA1125, the clinical development and safety profile of AXA1665 and AXA1125 and their therapeutic potential, whether and when, if at all, the company’s product candidates will receive approval from the FDA or other comparable regulatory authorities, potential competition from other biopharma companies in the company’s target indications, and other risks identified in the company’s SEC filings, including Axcella’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC. The company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Axcella disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The company explicitly disclaims any obligation to update any forward-looking statements.

Company Contact

Jason Fredette

jfredette@axcellahealth.com

(857) 320-2236